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                        CONSENT OF INDEPENDENT AUDITORS

We consent to the references to our firm under the captions "Financial Highlights" in the Prospectuses of Delaware Group Income Funds, Inc. for the Delchester Fund A Class, B Class and C Class, and for the Institutional Class and "Financial Statements" in the Statement of Additional Information of Delaware Group Income Funds, Inc. and to the incorporation by reference in this Post-Effective Amendment No. 55 to the Registration Statement (Form N-1A No. 2-37707) of Delaware Group Income Funds, Inc. of our report dated September 6, 1996, included in the 1996 Annual Report to Shareholders of the Delaware Group Delchester High-Yield Bond Fund, Inc.


                                       /s/   Ernst & Young LLP
                                       -------------------------------
                                       Ernst & Young LLP



Philadelphia, Pennsylvania
October 15, 1996